AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
April 4, 2007

REGISTRATION NO. ________________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

PACIFIC COPPER CORP.
(Name of small business issuer in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1000 (Primary Standard Industrial Classification Code Number)	98-0504006 (I.R.S. Employer Identification No.)

PACIFIC COPPER CORP.
1226 White Oaks Blvd., Suite 10A
Oakville, Ontario L6H 2B9
Telephone: 905-845-1839
FAX: 1-866-786-6415
(Name, address, including zip code, and
telephone number, including
area code, of agent for service)

Copies of communications to:

Jonathan H. Gardner
Kavinoky Cook LLP
726 Exchange Street; Suite 800
Buffalo, New York 14210

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☒ File No. 333-140361

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE:

Title Of Each Class Of Securities To Be Registered	Amount to be registered	Proposed Maximum offering price per share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.0001 per Share, (1)	2,000,000	$0.10	$200,000	$21.40
Total		$0.10	$200,000	$21.40

(1) This Registration Statement covers the re-sale by certain of the selling shareholders listed in this Registration Statement of up to 2,000,000 common shares of the Company. The Registrant previously registered the re-sale by selling shareholders of up to 11,305,487 shares of its common stock pursuant to a Registration Statement on Form SB-2 (File No.333-140361), which was filed on January 31, 2007 and made effective on February 16, 2007.

(2) The offering price with respect to Shares has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(C). The offering price is the price paid for the shares covered by this registration statement. This price is not an indication of value nor has it been established by any recognized methodology for deriving the value of the Shares

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This registration statement is being filed with respect to the registration of additional shares of common stock, par value of $0.0001 per share, of the Registrant pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

The registrant hereby incorporates by reference into this registration statement in its entirety the registration statement on Form SB-2, as amended (File No. 333-140361), filed with the Securities and Exchange Commission on January 31, 2007 and made effective on February 16, 2007 (the “Registration Statement”), including each of the documents filed by the registrant with the Securities and Exchange Commission and incorporated or deemed to be incorporated by reference therein.

The following selling shareholders are added to the selling shareholders listed in “SELLING SHAREHOLDERS” in the Registration Statement.

Shareholder	No. of Shares Owned	Relationship with Issuer	Shares Owned After Offering
West Peak Ventures of Canada Ltd. (1)	1,000,000	None	None
MB Pics Capital Corp.	1,000,000	None	None

(1) West Peak Ventures Ltd. is controlled by Timothy Brock of Vancouver, British Columbia, Canada.

(2) MB Pics Capital Corp. is controlled by Brad Scharfe of Vancouver, British Columbia, Canada. These shares are subject to a lock-up agreement pursuant to which 250,000 of the shares may be re-sold upon the effectiveness of this registration statement, 250,000 shares may be re-sold following the six-month anniversary of such effectiveness of this registration statement, 250,000 shares may be re-sold following the twelve-month anniversary of such effectiveness of this registration statement and 250,000 shares may be re-sold following the eighteen-month anniversary of such effectiveness of this registration statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Recent Sale of Unregistered Securities

Pacific Copper Corp. (the “Company”) completed a private placement of 1,000,000 shares of the Company’s common stock at a price of $0.10 per share with MB Pics Capital Corp. as of March 9, 2007. The Company completed another private placement of 1,000,000 shares of the Company’s common stock at a price of $0.10 per share with West Peak Ventures Ltd. as of March 15, 2007. The two private placements resulted in gross proceeds of $200,000. The two private placements were exempt from registration under the Securities Act of 1933, as amended, pursuant to Regulation S promulgated under the Securities Act. There were no fees paid to placement agents.

EXHIBITS INDEX

All exhibits filed with or incorporated by reference in Registration Statement No.333-140361 are incorporated by reference into, and shall be deemed a part of, this Registration Statement, except the following which are filed herewith:

Exhibit No.	Description
5.2	Legal Opinion of Kavinoky Cook LLP dated March 29, 2007
23.2	Consent of Kavinoky Cook LLP (included in Exhibit 5.2)
23.3	Consent of Schwartz Levitsky Feldman, LLP, dated April 3, 2007

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Reno, Nevada on April 2, 2007

PACIFIC COPPER CORP.

By:	/s/ Todd Montgomery
Name: Todd D. Montgomery
Title: Director, President and CEO

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Todd Montgomery Todd D. Montgomery	Director, President and CEO	April 2, 2007

/s/ William Timmins William Timmins	Director	April 2, 2007

/s/ Brent Walter Brent Walter	Director	April 2, 2007

/s/ Donald Padgett Donald G. Padgett	Director	April 2, 2007

/s/ M. Elden Schorn M. Elden Schorn	Director	April 2, 2007